Exhibit 99.1

SBT Bancorp, Inc. Announces Richard J. Sudol’s Appointment as Chief Financial Officer

SIMSBURY, Conn.--(BUSINESS WIRE)--August 26, 2013--SBT Bancorp, Inc. (OTCBB: SBTB) (Cusip 78391C106), the holding company of Simsbury Bank, announces that Richard J. Sudol has joined its team as Senior Vice President and Chief Financial Officer of both the Bank and SBT Bancorp, Inc. In this role, Mr. Sudol has overall responsibility for all financial functions of the organization.

“We are very pleased to have Richard Sudol join our team,” said Martin J. Geitz, President and CEO of SBT Bancorp, Inc. and Simsbury Bank. “Rich has extensive experience at both regional and community banks, and in a variety of roles. He brings to us a depth of knowledge and experience in all aspects of financial planning, reporting and control activities that we need as we continue to implement our growth strategies. With our long-time CFO, Anthony Bisceglio’s pending retirement, it was critical that we find a successor who can carry on Tony’s strong leadership of our financial area. We believe that we have found that in Rich Sudol.”

Mr. Sudol was most recently the Chief Financial Officer of Florida Shores Bank. Earlier in his career, Mr. Sudol was 13 years with Webster Financial Corporation serving in a variety of financial roles. He obtained his undergraduate degree in Accounting from Central Connecticut State University and his MBA from Quinnipiac University. Mr. Sudol and his family reside in Kensington.

Simsbury Bank is an independent, publicly owned community bank for consumers and businesses based in Central Connecticut’s Farmington Valley. Simsbury Bank’s parent company is SBT Bancorp, Inc. whose stock is traded under the ticker symbol OTCBB: SBTB. The Bank serves customers locally through branches in Avon, Bloomfield, Granby and Simsbury and regionally through mortgage and commercial bankers active throughout Southern New England. Simsbury Bank customers enjoy internet banking and mortgage services at, respectively, www.simsburybank.com and www.simsburybank.com/mortgages. Bank customers have free ATM access at thousands of machines across the country through the SUM program. The Bank offers financial planning, investment and insurance products through LPL Financial and its affiliates, member FINRA/SIPC.

CONTACT:
SBT Bancorp, Inc.
Susan Presutti, 860-408-5493
spresutti@simsburybank.com